EXHIBIT 99.

FOR IMMEDIATE RELEASE                  CONTACT:     Kiera Reilly
                                                    n-Vision
                                                    (703) 506-8808 ext. 3002
                                                    kiera@nvis.com


                  N-VISION ANNOUNCES RESIGNATION OF PRESIDENT

MCLEAN, Virginia, May 28, 1999 - n-Vision, Inc. (OTCBB: NVSN, NVSNW), a premier manufacturer of 3D immersive display systems for advanced visualization and virtual reality applications, today announced the resignation of Christopher J. Lewis as president effective June 4, 1999. He will remain as a director of the company. Mr. Lewis is leaving n-Vision to pursue other interests. Claude H. Rumsey, director of n-Vision, will serve as president of n-Vision until a successor is named.

"Chris has guided the company from inception, through several product generations, to a firmly established position in the global HMD market," said Claude Rumsey, n-Vision president. "We are grateful for his dedicated service and wish him success in future endeavors. With his continued involvement as a director, we will still have the benefit of his experience in the HMD market."

Mr. Rumsey has been a director of the company since its incorporation in September 1994. Mr. Rumsey has more than 20 years experience in executive management. Since 1978, Mr. Rumsey has been executive vice president and a director of Advanced Technology Systems, Inc., a McLean, Virginia based information technology products and services company with more than 800 employees and $65 million in revenue.

Headquartered in McLean, Virginia, n-Vision, Inc. designs and manufactures high performance, commercially available, 3D immersive display systems for advanced visualization and virtual reality applications. The Company offers a versatile product line, logical upgrade paths for current systems, and customization services. Located on the World Wide Web at http://www.nvis.com, n-Vision common stock and warrants are publicly traded on the OTCBB under the symbols NVSN and NVSNW respectively.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. In addition to these factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the company's industry and general economy; competitive factors; ability to attract and retain customers; ability to attract and retain personnel, including key management personnel; maintenance of the Company's SEC reports; including but not limited to its annual report on Form 10-KSB, and its quarterly reports on Forms 10-QSB. n-Vision is a registered trademark of n-Vision, Inc.


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